UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 8, 2018

REGIS CORPORATION
(Exact name of registrant as specified in its charter)

Minnesota	1-12725	41-0749934
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No)

7201 Metro Boulevard
Minneapolis, MN 55439
(Address of principal executive offices and zip code)

(952) 947-7777
(Registrant’s telephone number, including area code)

(Not applicable)
(Former name or former address, if changed from last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Regis Corporation

Current Report on Form 8-K

ITEM 2.05     COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES.

On January 8, 2018, Regis Corporation announced a restructuring of its SmartStyle portfolio, pursuant to which it will close 597 non-performing Company owned SmartStyle salons (which includes 8 TGF locations) on January 31, 2018.  Regis intends to offer many impacted stylists and salon managers comparable positions in other SmartStyle or Regis family of brands salons.  The action delivers on Regis’ commitment to restructure its salon portfolio to improve shareholder value and position Regis for long-term growth.  Regis anticipates total net one-time charges of approximately $38 million in connection with the salon closures, of which approximately $36 million will be paid in cash.  The cash charges include approximately $1 million of severance and approximately $35 million of costs to terminate the leases and return the vacated salons to pre-occupancy condition.  Approximately $27 million of cash disbursements associated with the salon closures occurred during the second fiscal quarter. The approximately $2 million of net non-cash expenses relate to $5 million of impairment and write-off related charges partially offset by $3 million of non-cash benefit related to deferred rent balances associated with the salon closures. The 597 non-performing salons generated negative cash flow of approximately $15 million during the twelve months ended September 30, 2017. A copy of the press release announcing the salon closures is attached as Exhibit 99.

ITEM 9.01.     FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

EXHIBIT NUMBER

99	Regis Corporation News Release dated January 8, 2018.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGIS CORPORATION

Dated: January 7, 2018	By:	/s/ Eric Bakken
Name: Eric Bakken, Title: Secretary